AltraVue Capital, LLC
Code Of Ethics
Effective: March 12th, 2017

AltraVue has adopted this Code of Ethics (the “Code”) to identify the ethical and legal framework in which AltraVue and its employees are required to operate and to highlight some of the guiding principles and mechanisms for upholding our standard of business conduct.

We will review this Code from time to time and update as appropriate.

Fiduciary Principals

As fiduciaries we are required to act with more than honesty and good faith alone; we have an affirmative duty to act with loyalty, impartiality and prudence and in the best interests of our clients. We adhere to the Fiduciary Principals outlined below.

a.	Disinterested Advice. We must provide advice that is in our clients’ best interests and employees that perform investment advisory or supervisory functions must not place their interests ahead of clients’ interests under any circumstances.

b.	Written Disclosures. AltraVue’s brochures (Form ADV Part 2A) and brochure supplements (Form ADV Part 2B) include language detailing all material facts regarding AltraVue, the advisory services rendered, compensation payable to AltraVue and conflicts of interest. It is the responsibility of AltraVue’s Chief Compliance Officer (“CCO”) to ensure that all clients are provided with these documents and that they contain the proper disclosure language.

c.	Oral Disclosures. Where regulations require specific oral disclosures to be provided, the CCO should review with employees the proper manner in which to make such disclosures, in addition to establishing procedures for monitoring compliance.

d.	Conflicts of Interest. Employees must disclose any potential or actual conflicts of interest when dealing with clients.

e.	Confidentiality. Records and financial information pertaining to clients must be treated with strict confidentiality. We will not disclose such information about a Fund investor or any other client except (a) as required by law, (b) on a “need to know basis” to persons providing services to us (e.g., broker-dealers, accountants, custodians, administrators and transfer agents), or (c) with the express prior written consent of the Investor. A copy of the consent/denial of consent document will be filed in the Investor file.

Fiduciary Obligations

AltraVue and all employees have specific fiduciary obligations when dealing with clients and investors in the Fund.

a.	The duty to have a reasonable, independent basis for the investment advice provided;

b.	The duty to ensure that investment advice is suitable to meet the client’s individual objectives, needs and circumstances (provided, that this requirement will not be applicable where: (i) the client has instructed us to employ a particular investment strategy or to purchase or sell particular securities and other investments and we have disclosed to the client that our investment advice will be made pursuant to such instructions rather than in a manner specifically designed to meet their individual objectives, needs and circumstances; or (ii) where disclosure has been made to prospective Fund investors that the Fund’s assets will be invested/traded pursuant to the investment strategy described in the Fund’s private offering memorandum; and
c.	The duty of loyalty to clients – meaning the duty to put the interests of the client ahead of the interests of AltraVue and our employees.

Prohibited Practices

In no event will we or our employees engage in dishonest or unethical business practices, including without limitation, the following:

a.	Recommending to a client to whom investment supervisory, management or consulting services are provided the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client’s investment objectives, financial situation and needs, and any other information known by the investment adviser.

b.	Exercising any discretionary power in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client.

c.	Inducing trading in a client’s account that is excessive in size or frequency in view of the financial resources, investment objectives and character of the account in light of the fact that an adviser in such situations can directly benefit from the number of securities transactions effected in a client’s account.

d.	Placing an order to purchase or sell a security for the account of a client without authority to do so.

e.	Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third party trading authorization from the client.

f.	Borrowing money or securities from a client unless the client is a broker-dealer, an affiliate of the investment adviser or a financial institution engaged in the business of loaning funds. Note: WAC 460-24A-220 does not allow for any exceptions to this prohibition; it is considered an unethical business practice, regardless of the relationship to the client.

g.	Loaning money to a client. Note: WAC 460-24A-220 does not allow for any exceptions to this prohibition; it is considered an unethical business practice, regardless of the relationship to the client.

h.	To misrepresent to any advisory client or prospective advisory client, the qualifications of the Firm or any IAR or to misrepresent the nature of the advisory services being offered or fees to be charged for such service, or to omit to state a material fact necessary to make the statements made regarding qualifications, services or fees, in light of the circumstances under which they are made, not misleading.

i.	Providing a report or recommendation to any advisory client prepared by someone other than the Firm without disclosing that fact. (This prohibition does not apply to a situation where the Firm uses published research reports or statistical analyses to render advice or where the Firm orders such a report in the normal course of providing service).

j.	Charging a client an unreasonable advisory fee.

k.	Failing to disclose to clients in writing before any advice is rendered any material conflict of interest relating to the Firm or any IAR which could reasonably be expected to impair the rendering of unbiased and objective advice including:

i.	Compensation arrangements connected with advisory services to clients which are in addition to compensation from such clients for such services; and

ii.	Charging a client an advisory fee for rendering advice when a commission for executing securities transactions pursuant to such advice will be received by the Firm or an IAR.

l.	Guaranteeing a client that a specific result will be achieved (gain or no loss) with advice which will be rendered.

m.	Publishing, circulating or distributing any advertisement which does not comply with WAC 460-24A-100 and any other applicable rules and regulations.

n.	Disclosing the identity, affairs or investments of any client unless required by law to do so, or unless consented to by the client.

o.	Entering into, extending or renewing any investment advisory contract unless such contract is in writing and discloses, in substance, the services to be provided, the term of the contract, the advisory fee, the formula for computing the fee, the amount of prepaid fee to be returned in the event of contract termination or nonperformance, whether the contract grants discretionary power to the adviser and that no assignment of such contract shall be made by the Firm without the consent of the other party to the contract.

p.	Failing to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information contrary to the provisions of Section 204A of the Investment Advisers Act of 1940.

q.	Entering into, extending or renewing any advisory contract contrary to the provisions of applicable advisory regulations.

r.	Indicating, in an advisory contract, any condition, stipulation or provisions binding any person to waive compliance with any provision of the Securities Act of Washington, Chapter 21.20 RCW, or of the investment Advisers Act of 1940, or any other practice contrary to the provisions of Section 215 of the Investment Advisers Act of 1940.

s.	Engaging in any act, practice or course of business which is fraudulent, deceptive or manipulative contrary to the provisions of advisory rules and regulations.

t.	Engaging in conduct or any act, indirectly or through or by any other person, which would be unlawful for such person to do directly under the provisions of the Securities Act of Washington Chapter 21.20 RCW or any rule or regulation thereunder.

u.	Using any term or abbreviation thereof in a manner that misleadingly states or implies that a person has special expertise, certification or training in financial planning, including but not limited to, the misleading use of a senior-specific certification or designation as set forth in WAC 460-25A020.

v.	Making, in the solicitation of clients, any untrue statement of fact, or omitting to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading.

Conflicts of Interest

AltraVue has a duty to disclose potential and actual conflicts of interest to its clients. Employees may not use confidential information or otherwise take inappropriate advantage of their positions for the purpose of furthering any private interest or as a means of making any personal gain.

Activities Requiring Approval of CCO

The following are potentially compromising situations that must be avoided. Exceptions must be pre-approved in writing by the CCO.

●	Participating in civic or professional organizations that might involve divulging confidential information of AltraVue.

●	Investing or holding outside interests in directorships in clients, vendors or customers or competing firms, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of AltraVue.

●	Engaging in any financial transaction with any of AltraVue’s vendors, investors or employees, including but not limited to providing any rebate, directly or indirectly, to any person or entity that has received compensation from AltraVue; accepting, directly or indirectly, from any person or entity, other than AltraVue, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of AltraVue; beneficially owning any security of, or having, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned.

Outside Business Activities

Employees may only engage in outside business activities with prior, written approval by the CCO. That includes authorization to be an employee, director, partner, officer, or independent contract of any other organization outside of your role with AltraVue as well as receipt, or expectation of receipt, of compensation from another organization.

Approval for outside business activities will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2A of Form ADV.

No employee may serve as a director of a publicly held company without prior approval by the CCO based upon a determination that service as a director would not be adverse to the interests of any client. In the limited instances in which such service is authorized, employees serving as directors will be isolated (by using information barriers) from other employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances.

Gifts

As a general rule, employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with AltraVue, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $250, and may attend a business meal, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) are present. Any expense in excess of $250 must be approved in writing by the CCO and such approval retained by the CCO.

Entertainment

Entertainment expenses must be approved by the CCO in advance to ensure potential conflicts of interest are mitigated and no additional disclosures are necessary on Part 2A of Form ADV.

Personal Investment Accounts & Trading

Personal trading in securities by AltraVue employees is restricted. Employees must not trade in such a way that creates a conflict with our clients or gives the employee any advantage over our clients, e.g. front running.

We do not allow employees to trading in publicly-traded securities, unless done under one of the exceptions noted below:

●	Transactions effected pursuant to an automatic investment plan and AltraVue’s CCO has approved the plan

●	Transactions held in accounts over which the employee has no direct or indirect influence or control

Securities transactions done by one of the managing members of the firm will be approved in advance by another managing member.

The term “security” includes, stocks, partnership interests, options, rights, warrants, futures, contracts, convertible securities, other interests in Investment Funds or other securities that are related to securities in which AltraVue’s clients may invest or as to which AltraVue may make recommendations. Open-end mutual funds, including those held in a 401k or similar retirement account but not the Fund are specifically excluded from the term “security” for purposes of this policy.

Personal trading accounts include those which an employee has a beneficial ownership. The employee has beneficial ownership in securities that no only he or she owners, but also for those owned for the employee’s benefit.

The CCO will review employees’ personal securities transactions and retain quarterly statements.

Training

AltraVue will conduct formal ethics training on an annual basis. We will document our training and retain the details with the firm central books and records.

AltraVue Capital, LLC
Personal Securities Transactions and Reporting
Effective: July 1st, 2016 and as amended March 12th, 2016

Personal Securities Transactions

AltraVue Capital has adopted the following principles governing personal investment activities that apply to all “access persons” (defined as any employee of AltraVue Capital, LLC) and for those accounts where the access person is deemed to be a beneficial owner. These transactions must be subordinate and not adverse to transactions of AltraVue Capital clients and the firm acting on behalf of its clients. Therefore, to ensure that AltraVue Capital clients have priority and to remove actual and potential conflicts of interest, the following procedures for personal securities transactions have been adopted by AltraVue Capital:

Prohibited Transactions

●	Access persons are prohibited from investing in individual securities equities or derivative(s) of such securities. If an access person already holds a security, or its derivative, as a result of a purchase prior to being identified as an access person of AltraVue Capital or as a beneficiary, they will not be forced to sell the position(s). However, at such a point in time that AltraVue Capital makes the investment decision to include such a position in one of its investment strategies, the access person will be given an opportunity to sell out of their position prior to the investment strategy’s purchase with pre-clearance approval from the CCO or another designated officer. If the access person does not take advantage to sell out of their position at that time, they will be required to hold the position if the security is held by at least one of the investment strategies, or in case of an option or bond, until it expires.

●	An access person will not be allowed to add to existing individual investment positions that result from the reasons stated above.

●	The prohibitions to sell may be waived by the CCO in the event of significant life events, such as purchasing a home, paying medical expenses or education expenses. However, a preclearance request form must include a description of the significant life event and must be submitted and approved before engaging in any such sale transaction. The CCO may request additional information they deem necessary before approving the requested transaction and delay the transaction depending on any clients’ trades.

Permitted Transaction Requiring Preclearance:

The following securities transactions require preclearance approval prior to the trade as specified below:

●	If an access person has an account(s) that is invested in any AltraVue Capital strategy, they have given full-discretion to AltraVue Capital and as such access persons are restricted from adding to those positions. If an access person with an account managed by AltraVue

Capital needs to raise funds, they can put a request into the CCO or other designated Officer. The portfolio manager(s) will determine the liquidation strategy.

●	Any sell of an investment held in an access person’s portfolio, resulting from reasons stated above, will need to receive prior approval from the CCO or other designated officer in the CCO’s absence.

Investments that do not need pre-clearance approval would include mutual funds, ETFs, U.S. Treasury investments, Government/agency bonds, money market instruments, or any other asset class that AltraVue Capital does not utilize in any of its investment strategies on behalf of the firm’s clients.

Reporting Requirements

Every access person shall provide Initial and Annual Holdings Reports and Quarterly Transaction Reports to the CCO or in their absence another designated officer. Below is the specific information that is required in each report. It is AltraVue Capital's policy that each access person must arrange for their brokerage firm(s) to send duplicate account statements and trade confirms directly to the CCO monthly.

Initial Holdings Report

Every access person shall, no later than ten (10) days after the person is deemed an access person, provide the CCO, or in their absence another designated officer, a complete Initial Holdings Report containing the following information:

●	The title and exchange ticker symbol or Cusip number, type of security, number of shares, and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

●	The name of any broker, dealer or bank with which the access person maintains an account where securities are held for the access person’s direct or indirect benefit; and

●	The date the access person submits the report.

●	The information must be current and as of a date no more than 45 days prior to the date the person was deemed an access person.

Annual Holdings Report

Every access person shall provide the CCO, or in their absence another designated officer, an Annual Holdings Report containing the same information required in the Initial Holdings Report as described above. The information must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a Quarterly Transaction Report containing the following information:

●	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date the access person submits the report.

Exempt Transactions

An access person need not submit a report with respect to:

●	Transactions effected for securities held in any account for which the access person has no direct or indirect influence or control;

●	Transactions effected pursuant to an automatic investment plan;

●	A Quarterly Transaction Report if the report duplicates information contained in securities transaction confirms or broker account statements that AltraVue Capital holds in its records so long as the firm received the confirmation or statement no later than 30 days after the end of the applicable calendar quarter.

Monitoring of Personal Securities Transactions

AltraVue has contracted the services of Precedent Consulting to monitor and review all reports required under the Code for compliance with AltraVue Capital's policies regarding personal securities transactions and applicable SEC and the Washington State Department of Financial Institutions rules and regulations. The CCO or designee shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such supervised persons of their obligations. Further, the CCO will provide Precedent Consulting with a AltraVue’s Personal Trading Policy and any relevant watch list or approved holding list as well as a copy of AltraVue’s Code of Ethics and any updates or changes as they occur.